Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of January 24, 2005 (the “Effective Date”) by and between PLACER SIERRA BANCSHARES, a California corporation (“Company”) and ANGELEE J. HARRIS (“Employee”) (collectively sometimes referred to as the “Parties”):

WHEREAS, the Parties desire to enter into an agreement for the purpose of retaining Employee’s services as General Counsel – Placer Sierra Bancshares;

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Employment and Duties. Employee is hereby employed by Company as General Counsel. Employee shall be responsible for performing such duties as are customarily and ordinarily performed by a General Counsel, including the duties described on Exhibit “A” hereto. Employee will also perform such duties as he may, from time to time, be called upon to assist companies affiliated with Company, and such other attendant duties as she may, from time to time, be reasonably requested to perform by the Board of Directors of Company (the “Board”).

2. Extent of Services.

(a) Exclusive Employment. Employee shall devote her full time, ability and attention to the business of Company and its parent companies, subsidiaries, divisions and affiliates, during the Employment Term, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board.

(b) Employee Investment Activities. Nothing contained herein shall be construed as preventing Employee from (i) investing her personal assets in businesses which do not compete with Company in such form or manner as will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which her participation is solely that of an investor, (ii) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in Employee collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of Company, and (iii) participating in conferences, preparing or publishing papers or books or teaching so long as Company approves of such activities prior to Employee’s engaging in them. (See attached Exhibit “C”.)

3. Term of Employment. Subject to prior termination of this Agreement as hereinafter provided in section 5, Company hereby employs Employee, and Employee hereby accepts employment with Company, for a period of three (3) years beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Term”).

4. Compensation and Benefits. In consideration of Employee’s services to Company during the Employment Term, Company agrees to compensate Employee, subject to such limitations as may exist under any federal or state law or regulation, as follows:

(a) Base Compensation. Company shall pay or cause to be paid to Employee a base compensation of $210,000 per year for the first twelve (12) months of the Employment Term (hereinafter the “Base Salary”), less payroll taxes and withholding required by federal, state or local law and any additional withholding to which Employee agrees in writing. Said Base Salary shall be payable in semi-monthly installments in accordance with Company’s normal payroll procedures. The Board shall review the Base Salary not less than sixty (60) days prior to the first and each subsequent anniversary date of the Effective Date and shall determine, in its sole, absolute and unreviewable discretion, whether to increase the Base Salary for the subsequent twelve (12) months of the Employment Term. Any increase in Base Salary so determined by the Board shall become effective as of such anniversary date. The Base Salary shall be prorated for any partial year in which this Agreement is in effect.

(b) Executive Incentive Bonus. In addition, Employee shall be eligible to participate in the Company’s Executive Incentive Plan, in accordance with the terms and conditions of said plan, as the Company, in its sole and absolute discretion, may establish from time to time.

(c) Deferred Compensation. In the event the Company should establish a deferred compensation plan, Employee shall be eligible to participate in said plan, in accordance with the terms and conditions of said plan, as the Company, in its sole and absolute discretion, may establish from time to time.

(d) General Expenses. Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Company, reimburse Employee for any and all reasonable necessary, customary and usual expenses incurred by him while traveling for or on behalf of Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Employee for or on behalf of Company in the normal course of business, as determined to be appropriate by Company.

(e) Health, Life and Disability Insurance. Company shall provide for Employee’s participation in group medical, dental, vision, life and disability insurance benefits available under the group insurance programs maintained by Company for its employees. The amount paid by Company for such group medical, dental, vision, life and disability insurance for Employee shall be an amount equal to that portion paid by Company for each of its employees in accordance with its usual and customary practices. Employee shall have the right, in Employee’s discretion, to designate the beneficiary or beneficiaries of any such insurance. Company reserves the right to modify and amend such benefits from time to time. As provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) respecting continuation of any insurance coverage, Employee shall, upon a loss of any such coverage for himself under Company’s health, dental, and/or vision plans (if any) resulting from (1) termination of Employee’s employment (for any reason other than for gross misconduct) or (2) a reduction in his hours, be entitled to exercise her COBRA rights. Employee shall pay all premiums for any such continuation coverage(s) elected by Employee.

(f) Automobile Allowance. During the Employment Term, Employee shall be entitled to an automobile allowance in the amount of $900 per month (less payroll taxes and withholding required by federal, state or local law). In addition, Company shall pay the amounts charged by Employee for fuel for business related travel on a credit card provided by Company to Employee. Except for this automobile allowance and payment of fuel charges, Company shall not be obligated to pay any other expenditure with respect to the ownership or operation of Employee’s automobile, and Employee will be responsible for all out-of-pocket automobile expenses, including, but not limited to, registration, insurance, repairs, and maintenance. Employee shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Employee for at least $100,000 for bodily injury or death to any one person, $300,000 for bodily injury or death in any one accident, and $50,000 for property damage in any one accident. The Company shall be named as an additional insured and Employee shall provide Company with copies of policies evidencing insurance and Bank’s inclusion as an additional insured.

(g) Vacation. Employee shall be entitled to four weeks (20 days) paid vacation leave per year, which shall accrue on a daily basis. Such vacation leave shall be taken at such time or times as are mutually agreed upon by Employee and the Board and in accordance with Company’s vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practice. For each calendar year, the Board shall decide, in its discretion, either (1) to pay Employee for any unused vacation time for such calendar year or (2) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall not accrue additional vacation time at any time that the Employee has accrued any unused vacation time of seven (7) weeks.

(h) Stock Options. As an inducement to Employee to execute this Agreement and become an employee of Company, Company shall use its best efforts to cause Placer Sierra Bancshares to grant to Employee the option to purchase 50,000 shares of Placer Sierra Bancshares common stock. The terms and conditions of such grant shall be governed by the terms and conditions of the Placer Sierra Bancshares 2002 Stock Option Plan and the stock option agreement thereunder to be entered into between Employee and Company.

(i) Other Benefits. Employee shall be entitled to participate during the Employment Term in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated employees of Company as are in effect from time to time, in accordance with the applicable terms and conditions thereof. Company reserves the right to modify and amend such benefits, plans, practices, policies and programs from time to time.

5. Termination of Agreement. This Agreement may be terminated with or without cause during the Employment Term in accordance with this section 5.

(a) Termination for Good Reason. Employee may terminate this Agreement for “Good Reason”. “Good Reason” shall mean the occurrence (without Employee’s express written consent) of any one of the following acts by Company or its successor:

(i) The assignment to Employee of duties inconsistent with Employee’s status as General Counsel – Placer Sierra Bancshares or a substantial adverse alteration in the nature or stature of Employee’s responsibilities from those described herein, which is not cured by Company within seven (7) business days after Employee delivers written notice to Company of such assignment or alteration;

(ii) A reduction by Company of Employee’s then current Base Salary;

(iii) Any material breach by Company of any provisions of this Agreement, which breach is not cured by Company within seven (7) business days after Employee delivers written notice of such breach to Company.

In the event that Employee terminates this Agreement for Good Reason, Employee shall be eligible to receive a single sum severance payment equal to twelve (12) months of her then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company), provided that the Company shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of the Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed release in the form of Exhibit “B” hereto (“Release”). Employee shall not deliver the executed Release to Company prior to the date his employment with Company terminates.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “B”.

In the event that Employee terminates this Agreement for Good Reason, Employee also shall be entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (ii) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Rights”).

(b) Termination Upon Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) The consummation of a plan of dissolution or liquidation of Company;

(ii) The consummation of a plan of reorganization, merger or consolidation involving Company, except for a reorganization, merger or consolidation where (A) the shareholders of Company immediately prior to such reorganization, merger or consolidation own directly or indirectly more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) and the individuals who were members of the Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation, or (B) Company is reorganized, merged or consolidated with a corporation in which any shareholder owning at least 50% of the combined voting power of the outstanding voting securities of Company immediately prior to such reorganization, merger or consolidation, owns at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation;

(iii) The sale of all or substantially all of the assets of Company to another person or entity;

(iv) The acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of Company then outstanding by another person or entity.

In the event of a Change in Control and, during the twelve month period following such Change in Control, Employee terminates employment with Company (pursuant to section 5(e) below) following a reduction in the Employee’s duties or title, Employee shall be eligible to receive a single sum severance payment equal to twelve (12) months of her then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Bank), provided that the Bank shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of the Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed Release in the form of Exhibit “B” hereto.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which

Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “B”.

Notwithstanding anything to the contrary provided herein, in the event the amounts payable to Employee in the event of a Change in Control would, if they included such termination payments to be made pursuant to this section 5(b), constitute Excess Parachute Payments for purposes of Sections 280G(b) and 4999 of the Internal Revenue Code of 1986, as amended, (“IRC”) or any successor statute) (after application of IRC section 280G(b)(4)), the amount payable under this section 5(b) shall be reduced by the amount necessary to cause Employee to receive no Excess Parachute Payments.

In the event that Employee is terminated pursuant to this section 5(b), Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(c) Early Termination by Company Without Cause. This Agreement and Employee’s employment may be terminated by Company without cause, for any reason whatsoever or for no reason at all, in the sole, absolute and unreviewable discretion of Bank, upon written notice by Company to Employee.

In the event that Employee is terminated by Company without cause, Employee shall be eligible to receive a single sum severance payment equal to twelve (12) months of his then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company), provided that the Company shall be obligated to pay Employee’s incentive bonus under the Company’s 2005 Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of the Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed Release in the form of Exhibit “B” hereto.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “B”.

In the event that Employee is terminated pursuant to this section 5I, Employee shall also be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(d) Early Termination by Company for Cause. This Agreement and Employee’s employment may be terminated for cause by Company upon written notice to Employee, and Employee shall not be entitled to receive Base Salary or any other compensation or other benefits for any period after termination for cause. Employee understands and agrees that her satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding a position that is analogous to the position of General Counsel of a company similar to Company, and as prescribed by California and federal laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Company. Termination for cause pursuant to this section 5(d) shall include, but is not limited to, the following:

(i) Any act of material dishonesty;

(ii) Any material breach of this Agreement;

(iii) Any breach of a fiduciary duty (involving personal profit);

(iv) Any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Sections 1 and 2 of this Agreement;

(v) Any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Company;

(vi) Any conviction of any felony which may be reasonably interpreted to be harmful to the Company’s reputation;

(vii) Any failure by Employee to qualify at any time during the Employment Term for any fidelity bond as described in section 7 of this Agreement;

(viii) The requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Employee’s dismissal or limits Employee’s employment duties;

(ix) Any conduct which constitutes unfair competition with the Company or any parent company, shareholder, subsidiary, division or affiliate; or

(x) The inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Company or any parent company, shareholder, subsidiary, division or affiliate.

Termination for cause by Company shall not constitute a waiver of any remedies that may otherwise be available to Company under law, equity, or this Agreement.

In the event that Employee is terminated pursuant to this section 5(d), Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(e) Early Termination by Employee. Employee (for other than Good Reason as defined in section 5(a)) may terminate this Agreement upon 90 days’ written notice to Company. Employee shall continue to perform her duties under this Agreement until the end of such 90 day period, provided however, that Company may, at its option, immediately terminate this Agreement, upon notice to Employee, and in the event that Company so elects to terminate this Agreement, Company shall continue to pay Employee her normal compensation through the end of such 90 day period. Thereafter, Employee shall not be entitled to receive compensation or other benefits under this

Agreement, provided, however, that Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(f) Early Termination Upon Disability. This Agreement and all benefits hereunder shall terminate if Employee is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of her position as required by this Agreement for a period of ninety (90) consecutive days or in excess of one hundred eighty (180) days in any one (1) year period, notwithstanding reasonable accommodation by Company to Employee’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213 or any other state or local law governing the employment of disabled persons (the “ADA”) provided such accommodation would not impose an undue hardship on the operation of Company’s business or a direct threat to the Employee or others pursuant to the ADA. In the event of termination of this Agreement by Company pursuant to this section 5(f):

(i) Employee shall be entitled to disability benefits provided by the disability insurance coverage identified in section 5(f) of this Agreement; and

(ii) All other benefits provided for under this Agreement shall cease as of the date of termination (except insofar as the group insurance benefits provided under section 5(f) may be continued or convertible by Employee as provided under COBRA or other laws applicable at the time of termination).

(iii) Employee shall also be entitled to receive Vested Benefits, as defined hereinabove.

For purposes of this Agreement, physical or mental disability shall mean the inability of Employee to fully perform under this Agreement for a continuous period of ninety (90) days, as determined in the case of physical disability by a physician, or in the case of mental disability by a psychiatrist, both of whom must be licensed to practice medicine in California and are to be selected with the approval of Company and Employee. Upon demand by Company, Employee shall act promptly to select such physician or psychiatrist jointly with Company and shall consent to undergo any reasonable examination or test. Recurrent disabilities will be treated as separate disabilities if they result from unrelated causes or if they result from the same or related cause or causes and are separated by a continuous period of at least twelve (12) full months during which Employee was able to perform her duties hereunder equal to at least eighty percent (80%) of her capacity prior to disability. Otherwise, recurrent disabilities will be treated as a continuation of previous disabilities for the purpose of determining the limitations established in this Section.

(g) Death During Employment. This Agreement and all benefits hereunder shall terminate immediately upon the death of Employee, except that Employee’s heirs or estate shall also be entitled to receive Vested Benefits, as defined hereinabove, and Employee’s dependants may be entitled to COBRA rights, as defined hereinabove.

6. Survival of Obligations. The provisions of Sections 5, 9, 10, 11, 12, 13, 15, 17, 24 and 27 of this Agreement shall survive Employee’s termination of employment and the termination of this Agreement. Other provisions of this Agreement shall survive any termination of Employee’s employment to the extent necessary to the intended preservation of each Party’s respective rights and obligations.

7. Fidelity Bond. Employee agrees that she will furnish all information and take any other steps necessary to enable Company to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the Employment Term. The surety company issuing the bond and the amount of the bond must be acceptable to Company and satisfy all banking laws and regulations. All premiums on the bond are to be paid by Company. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Company shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in section 5(d) hereof.

8. Compliance with Company Policies. Employee agrees to observe and comply with the rules and regulations of Company respecting the performance of her duties and to carry out and perform orders, directions and policies communicated to her from time to time. Employee agrees to comply with all rules and policies contained in any applicable Employee Handbook which has been or will be issued by Company.

9. Company Property. All records, financial statements and similar documents obtained, reviewed or compiled by Employee in the course of the performance by her of services for Company, whether or not confidential information or trade secrets, shall be the exclusive property of Company. Employee agrees to hold as Company’s property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to Company’s business and affairs, whether made by her or otherwise coming into her possession, and on termination of her employment, or on demand of Company, at any time to deliver the same to Company. Employee shall have no rights in such documents upon any termination of her employment.

10. Proprietary Information.

(a) Employee recognizes and acknowledges that Company and its parent companies, shareholders, subsidiaries, divisions and affiliates possess trade secrets and other confidential and/or proprietary information concerning their respective business affairs and methods of operation which constitute valuable, confidential, and unique assets of the business of Company and its parent companies, shareholders, subsidiaries, divisions and affiliates (“Proprietary Information”), which Company and its parent companies, shareholders, subsidiaries, divisions and affiliates have developed through a substantial expenditure of time and money and which are and will continue to be utilized in the business of Bank and its parent companies, shareholders, subsidiaries, divisions and affiliates and which are not generally known in the trade. As used herein, Propriety Information includes the following:

(i) Customer lists, including information regarding the identity of clients and client contacts, client accounts, the business needs and preferences of clients, and information regarding business and contractual arrangements with clients.

As used herein, “Customer List” is not limited to physical writing or compilations, and includes information which is contained in or reproduced from the memory of any employee.

(ii) Business plans, objectives and strategies, and marketing plans and information;

(iii) Financial information, sales information and pricing information, including information regarding vendors, suppliers and others doing business with Bank, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(iv) Personal identities and information regarding skills and compensation of the personnel of Company, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(v) Company manuals and handbooks, computer programs and data;

(vi) Any other confidential information which gives Company, or any parent company, shareholder, subsidiary, division or affiliate thereof, an opportunity to claim a competitive advantage or has economic value.

(b) During his employment with Company, Employee will not use, copy, transmit or otherwise disclose Company’s Proprietary Information for any purpose other than for the benefit of Company, and Employee will make all reasonable efforts to protect the confidential nature of such information. Employee will not disclose Company’s Proprietary Information to anyone not entitled to such disclosure without the advance written permission of the Chairman of the Board.

(c) Upon termination of her employment, Employee will immediately deliver to Company all of Company’s Proprietary Information. Employee will not retain any copies of Company’s Proprietary Information after termination of her employment without the express written consent of the Chairman of the Board.

(d) After termination of his employment, Employee will not use Company’s Proprietary Information for any purpose, or disclose or communicate the same to any person, firm or corporation for any purpose.

(e) In the event Employee should receive, during the Employment Term, or thereafter, any subpoena, search warrant or other court process requiring Employee to produce any documents containing Proprietary Information as defined herein, Employee shall immediately provide a copy of such request to Company.

(f) Notwithstanding anything in this Agreement to the contrary, information (i) already in the public domain; (ii) independently developed by the Employee; (iii) obtained from a source not subject to a confidentiality obligation to Company or a third party; or (iv) that becomes public knowledge (other than by acts of the Employee in violation of this Agreement), shall not be deemed to be Proprietary Information as described in this section 10.

11. Non-Solicitation. During his employment with Company, and for a period of one year immediately following her employment with Company, Employee shall not, directly or indirectly, solicit or attempt to solicit any employee of Company, or of any parent company, shareholder, subsidiary, division or affiliate thereof, to terminate his employment with said company, or to work for any other business, person or company.

12. Equitable Relief. Employee acknowledges that any breach or threatened breach by her of the provisions of Sections 9, 10 and 11 of this Agreement will result in immediate and irreparable harm to Company, for which there will be no adequate remedy at law, and that Company will be entitled (subject to section 27) to equitable relief to restrain Employee from violating the terms of these sections, or to compel Employee to cease and desist all unauthorized use and disclosure of the Confidential Information, without posting bond or other security. Nothing in this section shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Employee.

13. Property of Others. Employee represents that her performance under this Agreement does not and will not breach any agreement to keep in confidence confidential information or trade secrets, if any, acquired by Employee in confidence prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by Employee. Employee represents, as part of the consideration for entering into this Agreement, that she has not brought and will not bring to Company or use in the performance of her responsibilities at Company any equipment, supplies, facility or trade secret information of any current or former employer or organization with which she provided services which are not generally available to the public, unless she has obtained written authorization for their possession and use.

14. Non-Competition by Employee. Employee shall not, during her employment with Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, work for, or engage or participate in the business of, any competing company, bank, bank holding company or financial holding company or financial institution or financial services business without the prior written consent of the Board.

15. Indemnification. Company shall indemnify Employee, to the maximum extent permitted under the Bylaws of Company and governing laws and regulations, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of her position as an officer or agent of Company or by reason of her service at the request of Company, if Employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Company. If available at rates determined by Company, in its sole discretion, to be reasonable, Company shall endeavor to apply for and obtain Directors’ and Officers’ Liability Insurance to indemnify and insure Company and Employee from such liability or loss. Employee shall indemnify Company from and against all costs, expenses (including attorney’s fees), liability and damages arising out of any act of misconduct, other than actions taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Company, by Employee during the term of this Agreement.

Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, Company may only reimburse, indemnify or hold harmless Employee if Company is in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, or the California Department of Financial Institutions regarding permissible indemnification payments.

16. Breach. Breach by either Party of any of its respective obligations under Sections 1, 2, 4, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall be deemed a material breach of that Party’s obligations hereunder, provided, however, that no breach of a monetary obligation shall be deemed a material breach until the Party allegedly in breach has failed to cure said breach within seven (7) business days after the aggrieved Party delivers written notice of such breach to the other Party.

17. Survival of Agreement in Event of Merger. This Agreement shall not be terminated by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of Company’s assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred. This section shall not serve to diminish Employee’s rights pursuant to section 5(b) above.

18. Tax Consequences. Employee is urged to review with her own tax advisors the federal and state tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors (if any) and not on any statements or representations of Company or any of its agents.

19. Withholding. All payments provided for hereunder shall be reduced by payroll taxes and withholding required by any federal, state or local law, and any additional withholding to which Employee has agreed in writing.

20. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Company shall be given to Company at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee’s last known personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

21. Entire Agreement. The Parties expressly agree that this document constitutes the entire agreement between the Parties with respect to the employment of Employee (excluding only stock option agreements) and contains all of the covenants and agreements between the Parties with respect to such employment. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding.

22. Amendment. This Agreement may be changed or modified, or any provisions hereof waived, only by a writing signed by the Party against whom enforcement of any waiver, change or modification is sought.

23. Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

24. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the State of California, and Company and Employee hereby agree to be subject to service of process in California.

25. Waiver. The Parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving Party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

26. Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. Captions and section headings used herein are for convenience and ready reference only and shall not be used in the construction or interpretation thereof.

27. Arbitration. In the event of any dispute, claim or controversy between the Employee and Company (or any of Company’s parent companies, shareholders, subsidiaries, divisions and/or affiliates and/or any of its or their respective officers, partners, directors, members, managers, employees, agents or employees) arising out of this Agreement or the Employee’s employment with Company, Employee and Company agree to submit such dispute, claim or controversy to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes. The claims governed by this arbitration provision include, but are not limited to, claims for breach of contract, civil torts and employment discrimination such as violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and other employment laws.

(a) The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Employee and Company or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each Party shall strike one arbitrator from the list alternately until only one arbitrator remains.

(b) Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

(c) The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties.

(d) Company will pay the arbitrator’s fees and costs as well as any AAA administrative fees. The Parties shall each pay the fees of their own attorneys and the expenses of their own witnesses.

(e) This agreement to arbitrate shall continue during Employment Term and thereafter regarding any employment-related disputes.

(f) The Employee and Company understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date.

“COMPANY”		“EMPLOYEE”
PLACER SIERRA BANCSHARES		ANGELEE HARRIS

/s/ Ronald W. Bachli		/s/ Angelee Harris
ANGELEE HARRIS
By:	Ronald W. Bachli

Title:	Chairman & Chief Executive Officer

EXHIBIT A

Placer Sierra Bancshares

Job Description

Job Title:	Executive Vice President, General Counsel and Corporate Secretary
Division:	Corporate
Department:	Executive Administration
Reports To:	Chairman of the Board of Directors and CEO
Salary Level:	Per Employment Contract
Prepared By:	Human Resources
Prepared Date:	01/3/05
Approved By:	Human Resources
Approved Date:	01/3/05
FLSA Status:	Exempt

SUMMARY

Provides general corporate counsel and advice to the Board of Directors and management of the Company and the Bank, supports the policies, goals, and objectives established by the Chief Executive Officer and the Board of Directors by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Manages the documentation of the Company’s and the Bank’s Board and Committee activities.

Maintains corporate records of the Company and the Bank.

Provides counsel and advice concerning SEC laws and regulations.

Supervises the preparation of reports and other documents required to be filed under the Securities and Exchange of 1934.

Supervises the preparation of registration statements and reports required to be filed under the Securities Act of 1933.

Provides counsel and advice concerning bank holding company and bank regulatory matters.

Consults with respect to the documentation of internal controls and conduct of internal control certifications under Section 404 of the Sarbanes, Oxley Act, including the Company’s Disclosure Committee activities.

Supports the Company’s shareholder communications process and procedures.

Supervises the activities of outside counsel.

Supports the Company’s merger and acquisition and corporate finance activities, including the preparation of regulatory applications required in connection thereto.

SUPERVISORY RESPONSIBILITIES

Supervises the activities of the Company’s and the Bank’s Recording Secretary

QUALIFICATIONS

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION and/or EXPERIENCE

Juris Doctor Degree. Five or more years of experience in securities law, corporate finance, as well as, bank holding company and bank regulatory matters.

LANGUAGE SKILLS

Ability to read, analyze, and interpret the most complex legal documents, as well as, law and regulations. Ability to respond effectively to the most sensitive inquiries or complaints. Ability to write legal documents and reports using original or innovative techniques or style. Ability to make effective and persuasive arguments and explanations and presentations on controversial or complex topics to top management, public groups, and/or boards of directors.

MATHEMATICAL SKILLS

Ability to work with mathematical concepts such as probability and statistical inference. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

REASONING ABILITY

Ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

CERTIFICATES, LICENSES, REGISTRATIONS

Valid Driver license.

OTHER SKILLS AND ABILITIES

Familiarity with banking and/or financial terminology a must. Ability to interact effectively with boards of directors, shareholders, customers, superiors, peers, and subordinates. Ability to actively promote the goals and objectives of the Company and Bank in a positive and professional manner. Excellent interpersonal skills required.

PHYSICAL DEMANDS

The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to talk or hear. The employee frequently is required to sit and use hands to finger, handle, or feel. The employee is occasionally required to stand, walk, and reach with hands and arms. The employee must occasionally lift and/or move up to 25 pounds. Specific vision abilities required by this job include close vision, distance vision, peripheral vision, depth perception, and ability to adjust focus.

WORK ENVIRONMENT

The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

The noise level in the work environment is usually quiet.

EXHIBIT B

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me, ANGELEE HARRIS (“Employee”), this      day of                     , 200     , by PLACER SIERRA BANCSHARES, a California corporation (“Company”). At such time as this Release becomes effective and enforceable (i.e., the revocation period set forth below has expired), and assuming such Employee is otherwise eligible for payments under the terms of that certain Employment Agreement between Employee and Company dated             , 200     (the “Agreement”), Company agrees to pay Employee, pursuant to the terms of the Agreement, a single sum severance payment in the amount of $                     (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company). Company further agrees to pay to Employee Employee’s pro rated incentive bonus, if any, to which Employee is entitled pursuant to the terms of Company’s Executive Incentive Plan (less payroll taxes and withholding required by any federal, state or local law and any additional withholding to which Employee has agreed), provided that the Company shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of the Company under such plan and shall not be obligated to make such payment to Employee at any earlier time.

Employee is also entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (ii) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

In consideration of the receipt of the promise to pay such amount, Employee hereby agrees, for herself, her heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all claims, suits, causes of action, debts, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or contract, tort or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Employee’s employment (or other contractual relationship) with Company and/or the termination of that relationship. The claims released herein include claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the California Fair Employment and Housing Act, and the California Labor Code. Provided, however, that this Agreement does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed.

It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the

creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must

have materially affected his settlement with the debtor.

The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release.

Employee acknowledges that she has read and does understand the provisions of this Release. Employee acknowledges that she affixes her signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release and that she executes this Release without reliance on any representation by any Releasee.

Employee understands that this Release involves the relinquishment of her legal rights, and that she has the right to, and has been given the opportunity to, consult with an attorney of her choice. Employee acknowledges that she has been (and hereby is) advised by Company that she should consult with an attorney prior to executing this Release.

This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Employee acknowledges that she has been given a period of twenty-one (21) days from receipt of this Release within which to consider this Release and decide whether or not to execute this Release. If Employee executes this Release at any time prior to the end of the 21 day period, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Release for at least 21 days, and was due to her belief that she had ample time in which to consider this Release.

Employee may, within seven (7) days of her execution and delivery of this Release, revoke this Release by a written document received by Company on or before the end of the seven (7) day period. The Release will not be effective until said revocation period has expired. No payments will be made hereunder if the Employee revokes this Release.

Dated:
ANGELEE HARRIS

EXHIBIT C

Pursuant to Section 2(b) of the Employment Agreement, Employee hereby discloses the following activities that are approved by the Company:

(1) Employee is the author of a securities chapter for a book about internet law, and

(2) Employee is writing a biography of a family member.